Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DASEKE, INC.

* * * * *

Daseke, Inc., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, be, and hereby is, amended by deleting Sections 5.2, 5.3, 5.4  and 5.5 thereof in their entirety and inserting the following in lieu thereof:

Section 5.2 Number, Election and Term.

(a) Subject to the rights of any holder of any series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board shall be the number from time to time fixed by resolution of the Board and which shall be, upon initial filing of this Certificate of Amendment, nine (9).

(b) Subject to Section 5.5 hereof, commencing with the election of directors at the Corporation’s 2021 annual meeting of stockholders, all directors shall be elected annually for terms of one year, and each director elected at and after the 2021 annual meeting of stockholders shall hold office until the next succeeding annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.  Each director elected prior to the 2021 annual meeting of stockholders for a term extending beyond the 2021 annual meeting of stockholders shall, notwithstanding such term, hold office only until the 2021 annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 [Reserved.]

Section 5.5 Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).

SECOND:The amendments set forth in this Certificate of Amendment were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of the Corporation on May 22, 2020.

Daseke, Inc.,

a Delaware corporation

By: /s/ Christopher Easter
Name:Christopher Easter

Its:Chief Executive Officer

Signature Page to Certificate of Amendment